UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2010

ICX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 001-33793

DELAWARE	#77-0619113
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2100 Crystal Drive, Suite 650, Arlington, VA 22202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 678-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

Correction

On March 18, 2010, ICx Technologies, Inc. (“ICx” or the “Company”) held its Fourth Quarter 2009 Earnings Conference Call. During this call, the Company commented that 2010 EBITDA is expected to be between $11.8 million and $28.0 million, based on an expected earnings per share range of $0.06 to $0.25 on a fully diluted basis. The comment regarding 2010 EBITDA was incorrect. The Company expects 2010 EBITDA to be between $11.8 million and $20.8 million, based on an expected earnings per share range of $0.06 to $0.25 on a fully diluted basis.

Use of Non-GAAP Financial Measures

In evaluating its business, ICx considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings from continuing operations before interest, taxes, depreciation and amortization. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than ICx, limiting their usefulness as comparative tools. ICx compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICX TECHNOLOGIES, INC.
(Registrant)

By	/s/ Colin J. Cumming
Colin J. Cumming
Chief Executive Officer

Date: March 22, 2010